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TVI Corporation

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Allen E. Bender

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Allen E. Bender 2411 Pimpernel DriveWaldorf, MD 20603
Phone: 240-210-8740
Email: aebender@comcast.net

May 23, 2008

Dear Fellow Shareholder:

Some of you will remember that in 1995 Jeff Squires and I joined the TVI Board at a time when it was in bankruptcy and had been essentially looted and trashed. Seven years later by a lot of perseverance and some good luck we had built a new TVI that was the sole supplier of Thermal Targets and that set the national standard for Mass Decontamination Systems. Perhaps more importantly, we had established the company’s reputation for integrity and reliability. Share price was on the rise. The company had essentially no debt at the beginning of 2002. And we were in serious negotiations for some very attractive acquisitions, which unfortunately were not consummated.

Six years have passed. Our current Directors have essentially controlled the Board for three years - three since May 2005 and a fourth since December 2005. During this time our per share value has collapsed from some $4 to less than 40 cents; shareholder equity has shrunk to less than $10 million; and debt on the balance sheet has increased from zero to $25 million.

I firmly believe that TVI is very much a viable company with assets and strengths to return it to profitability. But we have many problems, and not much time - if we don’t stop our losses soon we will surely fail.

Today we are largely in the tent rental and service (primarily temporary kitchens I think) business, waiting for natural disasters. In my opinion that is a lousy business model - appropriate for the Red Cross, but not for TVI. We paid $28 million for Signature Soecial Events Services (Signature), and last quarter its sales were $3 million and it lost $2.2 million. We must either dispose of Signature, or implement a business plan in which its resources and capabilities are integrated with other TVI operations to make a stronger entity.

We have huge debt that will require payments of about half a million dollars a month starting August 22. That is $6 million a year! Last year we had negative cash flow of $1.4 million and last quarter negative cash flow of $836,00 before borrowings. Our credit line has been almost completely used, and the Company has predicted more losses this quarter. While the Board has indicated it expects an operating profit in the third quarter, it has said nothing about the amount of any net profit, nor the effects of the very large indebtedness on the Company’s overall performance. Our company has been mortgaged to the bank, and we continue at its mercy.

We must improve our marketing. We have had five or six marketing directors in as many years. Last year practically the entire sales force was replaced. Our distributors are confused and frustrated by our level of support and direction. We have shown no plan for creating a unified sales force to support our three separate operating divisions. Our sales force is hampered by restrictions on travel. Our sales material is outdated, and the website need updating. We cannot reduce our marketing effort, but we must sharpen its focus and manage it better.

We must better control our costs. TVI is not the company it was three years ago, and we must face that reality. Head count must be reduced, benefits and salaries reduced, and both overhead and operating expenses pared. The Board has made progress in this area, but more needs to be done.

We must give our employees reason to believe in the Company. I believe there is still too much turn-over, and too much uncertainty and suspicion among the staff. Our success is limited without the total effort and commitment of the staff. Last year 1,260,000 options were granted to executives, and not a single one to an employee. They couldn’t find a single deserving supervisor or key employee? What message does that send to the staff?

The proposed Option Plan must be rejected. In its March 20 Form 10-K the Company states that it is considering a reverse stock split. The Plan says that if there is a reverse stock split, it is up to the Plan Committee to decide if outstanding options issued under the new Plan must be split. The Plan also lets the Board delegate authority for granting options to a committee or the CEO or other senior officer. And the decisions of that committee, CEO, or senior officer are binding upon everyone involved, including the Board. To add insult to injury, the committee or delegate is entitled to indemnification by the Company (us shareholders) for their actions under the Plan. Please see a detailed discussion and other objections under Proposal Two.

Any strategic vision for the company has been murky at best. What is the Board’s vision for the Company? Where are they taking our company? Without a vision there is no map to guide you. What are our primary markets, and what products will best serve those markets? What marketing structure best supports those markets and products? What acquisitions of products or companies will support the vision? Are we a manufacturer, or an integrator and re-seller of products? The Company has stated that the common theme among its divisions is that they help people. Murky map? Not if you’re the Red Cross.

The Board’s oversight has simply been inadequate. Improper practices went on far too long. Excessive turnover in key officials like CFO’s and marketing personnel was a huge red flag. We paid far too much for Signature, and failure to ensure its implementation was a costly mistake. We surely were aware that there was a finite market for Decontamination Systems, but as that market contracted, we were not prepared with any replacement markets.

The Board is entrenched. Under the current arrangements, if the Board can keep a competing nomination off the Agenda, the Board candidate can be elected by a single vote even if all other votes are withheld. Once elected it will take 22,614,750 votes to remove him, and then only for cause.

Blame the Board for this Proxy contest. The Board has incurred legal costs to prevent me from presenting any proposal to the shareholders. Even now it is their position that they need not include my shareholder proposals on the Agenda, that they need not permit such proposals from the floor, and if a proposal is introduced and passed the shareholders, the Board need not comply. But they are not directors-for-life and the Company is not their private property, and it must be managed for the benefit of shareholders.

I tried sincerely for a compromise solution. I agreed to withdraw several proposals, including all that were most objectionable to the Board, receiving only a token offer in response. The Board basically just wanted me to go away. I don’t understand why they resist so strongly letting shareholders vote on the Company Charter and By-laws.

While we may have philosophical differences, I have assured the Board that I have no personal axe to grind, and that it is my sincere intent to be a cooperative and productive member of the Board. Mr. Squires feels the same way, and we wish to give all shareholders that same assurance.

Unfortunately, we have had management for the past several years that has steered the Company into a disastrous acquisition and overseen an enormous loss in value to shareholders - and at the same time has taken every measure possible to entrench itself. The price we pay now is an inefficient corporate structure, poorly defined directions and goals, a disenchanted staff, ineffective marketing, and similar problems. The solution is not to look away and hope, but to change our course to get where we want to be. New eyes, fresh perspective, and a different approach that Jeff and I bring will be significant assets to the Company as it struggles for profitability.

There are some who will argue that we should not rock the boat with changes contemplated by my initiative. The Board is wiser now, some might say, and even though they presided over the occurrence of our current crisis, they can probably do the job. But if your ship is going in the wrong direction or not where you want to go, you would be foolish not to change directions. And please be assured that my intent is to help the Board, not hurt it - I have over a million reasons for the Company to succeed.

Please, take a moment to review my comments. If you agree and want strengthened leadership and a more responsive Board, if you think stockholder interests come first and share price is important, toss away the Board’s Proxy card and instead RETURN THE BLUE BENDER PROXY!

Sincerely,
Allen Bender

2008 ANNUAL MEETING OF STOCKHOLDERS
OF
TVI CORPORATION

DEFINITIVE PROXY STATEMENT AND OPPOSITION SOLICITATION
of
ALLEN E. BENDER

This proxy statement (Proxy Statement) and the accompanying PROXY CARD (Blue Proxy Card) are being furnished to stockholders of TVI Corporation, a Maryland corporation, (“TVI” or the “Company”) in connection with the solicitation of proxies by Allen E. Bender to be used at the 2008 Annual Meeting of stockholders of TVI, including any adjournments or postponements thereof and any meeting held in lieu thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held at 10:00 a.m. local time on Friday, June 20, 2008, at the offices of the Company located at 7100 Holladay Tyler Road in Glenn Dale, Maryland.

This Proxy Statement and the Blue Proxy Card are first being furnished to stockholders on or about June 2, 2008.

I am soliciting your proxy for the Annual Meeting regarding the following proposals. Please note that Proposals 2 and 3 are the same as the Company’s proposals; Proposals 1 and 4 are modified versions of the Company’s proposals; and Proposals 5 through 11 are proposals submitted by me.

1.    To elect Allen Bender and Jeffrey Squires to the Board of Directors to fill the two vacant Class A Board seats

2.    To vote against the Company’s 2008 Equity Incentive Plan

3.    To vote to ratify the selection of Stegman & Co as 2008 independent accountants

4.    To vote for By-laws amendment requiring annual election of Directors

5.    To vote for By-laws amendment specifying election methods for Directors

6.    To vote for By-laws amendment authorizing a Special Meeting called by 25% of Stockholders

7.    To vote for Charter amendment requiring special meeting date within 60 days of a valid request

8.    To vote for Charter amendment to authorize written consent actions by a majority of Stockholders

9.    To vote for Charter amendment electing not to be subject to Maryland’s Subtitle 3-8 anti-takeover measures

10.  To vote for Charter amendment requiring all shares of stock will be equal regardless of ownership

11.  To vote for reimbursement of Bender’s reasonable out-of-pocket expense incurred in the effort to include these proposals on the Agenda

Please note that rather than group all By-laws changes into one proposal, and all Charter changes into a second proposal, I have deliberately itemized them so that stockholders will have a choice and not be forced to simply accept all or reject all.

THIS SOLICITATION IS BEING MADE BY ALLEN BENDER AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF TVI.

YOUR VOTE IS IMPORTANT

YOUR VOTE IS EXTREMELY IMPORTANT. I URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSE Blue PROXY CARD TO VOTE FOR THE ELECTION OF BENDER AND SQUIRES AND FOR AMENDMENTS OF THE CHARTER AND BY-LAWS TO ENHANCE ACCOUNTABILITY TO STOCKHOLDERS.

IF ELECTED, CONSISTENT WITH THEIR FIDUCIARY DUTY, MESSRS. BENDER AND SQUIRES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TVI. WE URGE YOU TO SIGN, DATE AND RETURN THE Blue PROXY CARD FOR THE ELECTION OF ALLEN BENDER AND JEFFREY SQUIRES.

WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY TVI. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A LATER-DATED Blue PROXY CARD IN THE ENCLOSE POSTAGE-PREPAID ENVELOPE, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. PLEASE SEE “VOTING PROCEDURES” AND “PROXY PROCEDURES” BELOW.

If you have any questions or need any assistance in executing your proxy, please call:

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (800) 347-4750
Banks and Brokers Call Collect: (212) 269-5550

Only holders of record of TVI’s voting securities at the close of business on April 14, 2008 (the “Record Date”) are entitled to notice of, and to attend and vote at, the Annual Meeting. According to the Proxy Statement filed by TVI with the Securities and Exchange Commission (the “SEC”) on April 18, 2008 (“Company Proxy Statement”), as of the Record Date there were 33,922,124 shares of Common Stock, $.01 stated value per share, of TVI (the “Common Stock”) outstanding and entitled to vote. Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date.

HOLDERS OF SHARES AS OF THE RECORD DATE ARE URGED TO SUBMIT A Blue PROXY CARD EVEN IF THEY SELL THEIR SHARES AFTER THE RECORD DATE.

IF YOU PREVIOUSLY VOTED FOR THE COMPANY’S NOMINEES AND RECOMMENDATIONS, YOU CAN CHANGE YOUR VOTE BY SIGNING, DATING, AND RETURNING THE ENCLOSED Blue PROXY CARD TO D. F. KING & CO., INC. AT ITS ADDRESS SET FORTH ABOVE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, OR BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE THOSE SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE AND RETURN ON YOUR BEHALF THE Blue PROXY CARD AS SOON AS POSSIBLE.

As of the Record Date, Messrs. Bender and Squires owned, and as of the date of this Proxy Statement, we continue to own, and aggregate of 1,486,018 shares of Common Stock, representing approximately 4.38% of the outstanding shares of Common Stock. Messrs. Bender and Squires intend to vote such shares FOR the election of Allen Bender and Jeffrey Squires, AGAINST the 2008 Equity Incentive Plan, and FOR each of the other proposals.

VOTE FOR ALLEN BENDER AND JEFF SQUIRES BY RETURNING YOUR SIGNED AND DATED Blue PROXY CARD TODAY.

I.  BACKGROUND OF THE SOLICITATION

Over the last couple of years the Company has experienced operational difficulties, accounting irregularities, improper and probably fraudulent transactions, excessive executive and marketing turn-over, and poor investor relations. The Company’s revenues have declined, and it has incurred significant losses. It made a what I believe was an extremely ill-advised acquisition, and is now burdened with excessive debt. Share price has plummeted from about $4 per share to less than 40 cents per share.

I consider the acquisition of Signature Special Event Services (Signature) on November 1, 2006 to be largely responsible for the Company’s difficulties. The Company’s total costs for the acquisition according to a Form 8K filed with the SEC on November 1, 2006 were about $28 million which consumed most of its cash and added some $25 million in debt. During the subsequent 17 month period ending March 31, 2008, Signature has incurred an operating loss of $13.5 million. The Company has written down its investment by some $3 million, has paid over $2 million in interest, and has invested almost $2 million in new equipment for Signature. Signature’s revenue for the quarter ending March 31, 2008 were only $3 million and its operating loss was $2.2 million. Most of Signature’s previous management continue in charge of Signature, and it seems to operate independently.

The Incumbent Board has been slow to react, and has never shown a clear strategic vision or direction for the Company. The Company has never presented in its Annual Reports or other SEC filings any clear annunciation of any strategic goals or directions for the Company. When asked at the 2007 Annual Meeting what the strategic vision was and how did the Signature acquisition support that vision, the response was that most of TVI’s products were designed to help people, and Signature’s products and services also helped people. I do not believe this information is adequate for investors to judge the direction and potential of the Company.

The Board adopted a measure under Maryland law (Maryland Unsolicited Takeover Act or MUTA) which supercedes our By-laws and stockholder rights and gives the Board complete authority. Our Board was already operating under a classified system. Under MUTA, a classified Board structure may be adopted with directors assigned to three year terms with roughly one-third expiring each year. A director can then be removed only by affirmative vote of at least two-thirds of the outstanding shares. A special meeting can be called only by a majority of the outstanding shares. Further, under another provision of Maryland law, directors serving a classified term may be removed only for cause. The Company has stated in a letter to the SEC its opinion that only the Board can amend the By-laws while the Company is operating under the provisions of MUTA. In my opinion adoption of this measure which supercedes any provisions to the contrary in the company’s Charter or By-laws demonstrates little concern for stockholder rights or interests.

As the former CEO of the Company I had accumulated a significant amount of stock, and always remained - until recently - a steadfast supporter. I made positive suggestions to Directors at the previous Annual Meetings, and have submitted a number of written suggestions. I have always offered to help in any way possible. However, my comments and offers have been ignored.

Finally, I concluded that changes must be made if the Company’s potential were to be achieved. We need an active Board, not an entrenched and complacent one. We need vision, and we need leadership. We need to restore confidence and loyalty in the staff, particularly our marketing team. We need to expand our product line, both horizontally and vertically. And we need to restore our credibility among our customers, shareholders and prospective investors. I believe that these changes can best be brought about by making our Board accountable to us the stockholders by reversing the legal protective provisions implemented by the Board, and by adding some new eyes and fresh ideas to the Board. As long as the Board has the protection of Classified Terms, Shareholder Rights or Poison Pill, and MUTA, stockholders can remove a director only by first proving cause and then only by a vote of two-thirds of the outstanding shares. Such a course would be very costly and difficult if not impossible, thus shielding the Board from any real accountability to the stockholders. In my opinion, such guaranteed tenure can lead to complacency and marginal performance.

To accomplish these changes, Jeffrey Squires and I nominated one another for two vacant Class A director positions. We carefully followed the instructions given in last year’s Proxy Statement, the current By-laws, and Maryland state law. The Company has refused to place our nominations on the Agenda, relying solely on discretion it claims to exercise because it may not be legally obligated to do so. However, by refusing to allow nominations to be placed before the shareholders, as expressly authorized by the Company’s By-laws, it has precipitated this proxy contest and compelled the expenditure of tens of thousands of dollars that the Company - and I - can ill afford.

I submitted seven Charter and By-laws amendments for consideration by stockholders at the Annual Meeting, again carefully following the By-laws and Maryland law. I added a final proposal for reimbursement of my out-of-pocket expense, anticipating that the Company would be obstructive to my proposals.

The Company first declined to include all eight of my proposals, relying on a technical SEC Rule that required a company – as a matter of federal law only – to present only one proposal per shareholder. When I selected just one proposal for the Company to present for a shareholder vote under SEC rules, the Company objected to this proposal, and requested an advance ruling from the SEC that it could be omitted. The SEC disagreed. My proposal is included as Proposal Four in the Company’s Proxy Statement.

I re-submitted the other seven proposals under the authority of our By-laws and Maryland law, both of which specifically permit multiple shareholder proposals. The Company mentions these proposals in its Proxy Statement under Other Business, but does not include them in the Agenda for stockholder consideration. Instead, it asks stockholders for Proxy authority to vote against them in the event I were to try to get them introduced from the floor. To me that’s indicative of the Board’s attitude toward stockholders - you are asked to vote against the proposals but are given no opportunity to vote for them, or even know what they are. If the Board can refuse to put valid and legitimate stockholder proposals on the Agenda, there would have been no purpose in the Maryland Legislature enacting the law nor for the Stockholders to adopt the By-laws provision. It is my belief that not only law but fairness and common sense require the Board to include such proposals on the Agenda. The only other alternative for shareholders is to submit an Opposition Proxy Solicitation which I am doing.

I firmly believe that my proposals are in fact good governance measures, and are issues that stockholders have every right to consider and approve. The only avenue the Board left for me to get these proposals on the Meeting Agenda was to file an Opposition Solicitation. This was not my original intent, and I had informed the Company of this. At any rate, please remember that I am not an irate stockholder just wanting to make trouble, but a very concerned and large stockholder who wants to protect his investment and who has been forced down this path by the actions of the Board.

II.  Overview of TVI Business

The following overview of the Company’s business is taken from its Form 10-K for the year ending December 31, 2007 filed with the SEC on March 20, 2008.

“TVI Corporation is a Maryland corporation formed in 1977. TVI and its subsidiaries manufacture and supply rapidly deployable shelter systems, powered-air respirators, filter canisters, infrared and thermal sensor products, rent tents, power and air supply equipment and mobile kitchens, and provide related services. Our customers include the military, first responders, first receivers, medical caregivers and the commercial and hospitality sectors. We provide to these customers the equipment, services and training necessary to house, protect and treat their constituents. Our mission is to provide integrated facilities and personal protection solutions that enable our customers to prepare for and perform events of any complexity ranging from hospitality and entertainment to military exercises to catastrophes world-wide.

We conduct our business through three business divisions: Shelters and Related Products, Personal Protection Equipment and SSES Rental Services. Each business division is managed by a division president. Shelters and Related Products includes shelter systems, surge capacity and infection control systems, command and control systems and isolation and thermal products. Personal Protection Equipment, a business division largely developed by acquisitions in 2004 and 2005, includes powered air purifying respirators (PAPRs) and filter canisters. SSES Rental Services, a business division largely developed by acquisition in 2006, includes temporary shelters, kitchens, power, ventilation and heating and air conditioning equipment available for rental.

In April 2007, we underwent a significant change in senior management driven, in large part, by our lack of confidence in prior management’s ability to lead and conduct our operations. Since that time, we have conducted a turn around initiative to return the Company to profitability. The initiative has and continues to be to (i) repair customer relationships, (ii) establish product focus and pricing discipline, (iii) target and pursue qualified revenue opportunities and (iv) right-size the enterprise. Since April 2007, we have restructured the management personnel and approach of our business and our three operating divisions, significantly reduced fixed and variable costs, primarily lease and personnel costs, sold underproducing assets and transitioned away from higher effort and lower margin opportunities to higher profitability and higher margin opportunities. Most recently, with respect to business development, we achieved a significant milestone with first article approval of our C2A1 filter canister in February 2008. With respect to our financial structure, we achieved another significant milestone in February 2008 with the completion of a debt restructure. While we have established other milestones, ranging from sales targets and market penetration to purely financial measures, the most significant milestone remains operating profitability. We anticipate that we will report operating profit for the third quarter of 2008.

Our headquarters is located in Glenn Dale, Maryland where we manufacture our shelter, targeting and filter canister products. We also have operations in Frederick, Maryland where STI manufactures PAPRs products. Our SSES subsidiary maintains branch and storage facilities in Frederick, Maryland, Eldersburg, Maryland and Orlando, Florida.”

III.  Views and Comments About the Company

Let me emphasize that I have no doubt about the substantial enterprise value of TVI. Its intrinsic strength and potential earnings are being severely discounted by the stock market, not because of lack of potential but because of uncertainty about our leadership and direction. The Board has squandered away over a $100 million in market value, has mortgaged the company to BB&T Bank, has reacted too little and too late to the crisis, and has never had much of a strategic vision for the company. But there are real opportunities for the future.

Vertically, we need to fabricate more of the hardware instead of simply re-selling it. The recent Mortuary Affairs sale is a good example. That system cost about $350,000 of which perhaps $100,000 was for shelters. The rest is mostly hardware the company purchased from other suppliers – trailers, generators, chillers, air handlers, etc. – without much mark-up.

We also need more focused marketing. Most of our sales are made through distributors, supported by an in-house force (which actually makes many of our sales). The in-house force seems to be split among the three operating segments. In the last three or four years, we have had four or five VP sales, and the sales force has turned over more than 100 per cent. Not only does this signal that something is wrong, but clearly this kind of personnel churn does not lead to marketing effectiveness or efficiency.

Our literature needs to be improved. In researching the Mortuary Affairs system, I see on the web-site that the picture of the Morgue Shelter and most of its specs appear to be the Spec Sheet I personally prepared many years ago. We didn’t have cheap digital cameras then! I could find no reference to the Mortuary System. The Morgue Shelter is shown in the 06 Catalog but not the 06/07 Catalog. Probably, this system is appropriate only for combat or WMD disaster requirements. For natural disasters, FEMA already has a fleet of refrigerated trucks.

A major problem is our bank debt. Recently, the bank restructured the loan, changing the terms and giving us a six month waiver of covenants. Did the bank have a choice? Does anyone think BB&T wants to own TVI? The six month waiver is certainly a break. But the restructuring came at a price. There was a fee of $125,000. The $7 million Revolver is due in full Feb 20, 2009 and has monthly interest of prime plus 1%. The $22.5 million Term loan has been converted to an installment loan - we now have to make monthly payments of $340,909 starting August 22. Interest at prime plus 1.5 % is payable monthly plus there is a continuing maintenance fee of at least 1% of the Term loan principal. Starting in August the monthly payments for interest, fees, and principal will total almost $500,000. Those payments will present a real challenge, given that in 2007 on revenues of $46.9 million the Company had a negative cash flow of $1.4 million, and in the first quarter of 2008, an increase of $153,000 in cash but only after an increase in debt of $836,000. The credit line is almost completely used, receivables are low, and payables and other current liabilities are high with increased delinquencies. To make quarterly payments of $1.5 million or $6 million per year, the Company must improve dramatically its revenues and profitability.

Which brings me to a final point - Signature. The company apparently is attempting to convert Signature from whatever it was to a disaster response capability. I still question a business model which relies on natural disasters, particularly since tents are not really appropriate for hurricane and flood situations. That’s why FEMA already has thousands of house trailers. The Signature acquisition appeared to me to be a disaster in the making from the very start. I initially urged the Board to rescind the acquisition, and later to dispose of Signature. Today, it appears that the Board believes that Signature can be better integrated with other TVI operations and can achieve profitability. I do not have sufficient information at this point to suggest a solution, but it is absolutely clear that something must be done.

Note that there is no mention of Signature on TVI’s web-site. Their “Links” page is completely blank. You can find Signature at www.eventservices.com. Apparently Signature remains an independent operation. We don’t know what to do with it, but we own it.

The Army approval of the C2A1 cannister was certainly a milestone, and the follow-on order was great. As I have said in the past, the respirator segment is TVI’s most promising growth engine. To put the contract in context, it was first awarded in 2005 to 3M Canada as a single supplier. TVI and a third firm also bid. The contract was for the base year plus four option years, valued at about $50 million per year. TVI protested the award, and on April 16, 2006 GAO upheld the protest (Case B-297849). The Army re-competed, changing to multiple awards, and selected both TVI and 3M Canada. TVI announced its $2 million award on Oct 31, 2006. The TVI award was subject to First Article approval, and as you know, it took until Feb 08 to get that approval.

In terms of growth, I believe that “shelters and related products” can also be a growth engine, but the product line must be expanded both horizontally and vertically. TVI is a proven supplier to about two-thirds of the states, many cities and counties, and all of the military services with a sales and support structure in place. There are many related products which could be sold to these existing customers using the existing structure. I believe that TVI has the technology to field both air frame shelters and articulating frame shelters with footprints and performance characteristics that can meet military, medical, and commercial requirements.

There are many problems, but there is potential. We need to earn the loyalty and dedication of our people. This must start with a coherent and convincing vision for the future. We must become leaner and more effective and efficient. We must go the extra mile and regain the trust and loyalty of our customers. We must exploit every asset and advantage we have. When we have done this the Market will reward us with a share price reflecting our true value.

IV.  COMMENTS ON BOARD PERFORMANCE

It is useful to look at the past primarily to learn from our mistakes. And it is not my purpose to look backward but to focus on the future. However, there is an implicit indictment of Board performance in my initiatives for change, which I believe I should substantiate. No doubt the Board will tell you how hard they have worked for you, blame our misfortunes elsewhere, and assure you that they are doing a wonderful job. Let me cite a few examples, and let stockholders judge for themselves.

A.  Inadequate Strategic Planning

No strategic vision has been enunciated, and the company is a collection of loosely aligned divisions. The Company’s three operating divisions (Signature, Personal Protective Equipment, Shelters and Related Products) have little in common. They each appear to operate independently, and each has at least some dedicated marketing staff. The Company has not announced a significant shelter or related hardware sale to the Military in recent years. We largely missed the Surge (hospital expansion capability for mass casualties) market for lack of products, and we compete poorly in the military shelter and related products market. We are primarily an integrator and re-seller of hardware products, purchased from others (who secure most of the profit) which we then sell through distributors who market to end users. Why the tent rental and service business was acquired in 2006 is hard to understand.

B.  Inadequate Corporate Oversight

We have Codes of Conduct, an Ombudsman, and the like, but these did not achieve professional performance and ethical conduct by senior management. The day the Company announced in its Conference Call that its expensive legal and accounting review had disclosed no internal control problems, an employee was so incensed that he “blew the whistle” reporting questionable activities to Directors, the SEC, and others. This forced the Board to launch further investigations, which apparently are not yet concluded. The Company’s CEO and Executive VP resigned precipitously in April 2007, and the Company announced that it had reported certain actions to the appropriate authorities. It subsequently announced that the SEC was conducting a formal investigation.

C.  Disastrous Signature Acquisition

This transaction consumed all our cash and added debt in excess of $20 million, buying a company that was losing money and had little fit with the Company’s other business. It included an Incentive Bonus Agreement such that for three years no matter how much income Signature made the Company’s share would not have been enough to cover its costs. The Board was so sure of the transaction that it did not get an independent Fairness Opinion. Signature has continued to lose money while the Company attempts to restructure it into something else.

D.  Poor Investor Relations

Recent press releases have been cryptic, disclosing the least information possible and resulting not in transparency but in uncertainty and confusion. For awhile every release caused a drop in share price. Actions seemed more concerned with self-protection than with stockholder interests. While I support the the Board in complying with all applicable legal requirements, in my opinion their press releases actions were overly cautious and “legalistic”, and caused a high level of anxiety among investors.

E.  Ineffective Turn-Around Action

The Board’s acknowledgement of the disastrous conditions was slow (perhaps they really didn’t know) and their actions have been too little and too late. We raised salaries instead of cutting them. We replaced experienced salesmen with new personnel. We continued to spend large sums on legal issues and investigations. There was no discernable damage control program.

F.  Botched CEO Search

After the sudden resignation of the previous CEO, Mr. Priddy – now under investigation by the SEC – the Board appointed General Hughes as interim CEO and announced it had retained an executive search firm to conduct a national search for a new CEO. I submitted a candidate, and forwarded another candidate nominated by a shareholder. I have been informed that another shareholder submitted a candidate. Then, the Board announced that it had decided to make the interim appointment of General Hughes as CEO permanent, at an annual salary of $275,000. None of the three candidates mentioned were contacted by anyone from the Company. While I am told that some candidates were interviewed, it is certainly unclear to me what the Board intended or did.

G.  Executive Compensation

For a struggling company, TVI has provided generous salary and incentive compensation to its insiders. In August 2007 General Hughes was given a raise from a part-time (30 hours per week) CEO salary of $180,000 to a full-time salary of $272,500. In December he was granted an Option for 250,000 shares at $.27 per share. In December 2007 Mr. Yount was appointed full-time Executive VP and COO, and his part-time salary of $120,000 was changed to a full-time salary $265,000.00. He too was given an Option for 250,000 shares at $.27 per share. Each of the Company’s CFO and General Counsel was given a small pay raise, a nice retention contract, and options for 100,000 shares of stock earlier in the year. Given TVI’s poor financial performance and cash position, I believe that the increased salaries were unnecessarily high.

CONCLUSION

We may have different perceptions of what happened, or may judge events differently. But the financial numbers speak volumes about the Board’s performance. One need only look at the operating losses, the absence of cash, increase in payables, substantial debt, and disastrous decrease in Market value and Shareholder Equity for the score card. Let me note that the Board may blame improprieties by previous management for our troubles but I disagree. Our troubles stem from a poor strategy, many bad business practices, and a very costly acquisition, all of which the Board had knowledge of and authority for.

A VOTE TO ELECT JEFF SQUIRES AND ME TO THE BOARD; AND IN FAVOR OF THE SHAREHOLDER PROPOSALS I HAVE SUBMITTED, IS A VOTE TO STRENGTHEN THE BOARD, MAKE IT MORE ACCOUNTABLE TO SHAREHOLDERS, AND PROVIDE REVITALIZED LEADERSHIP TO THE COMPANY.

SPECIFIC PROPOSALS FOR SHAREHOLDER CONSIDERATION

The following proposals are broken down into two general groups. The first four proposals track the four proposals on which the Board has solicited proxies, two of which Mr. Bender has modified and for which he seeks your proxy; the next seven proposals (numbers 5 through 11) are Mr. Bender’s proposals, for which he seeks your proxy.

Modified Board Proposal 1: Election of Two Class A Directors

Messrs Allen Bender and Jeffrey Squires have each nominated the other for the two vacant Class A seats. Both are stockholders of the company, and the nominations were made in full compliance with last year’s Proxy Statement instructions, current By-laws, and Maryland law. However, rather than give stockholders an opportunity to decide, the Board elected to ignore our nominations. Only by filing this Solicitation in Opposition have we been able to shift the power to the stockholders.

Why is the Board so resistant to being accountable to the stockholders? You will have to ask them. But note that in 2006 the five non-employee directors were compensated a total of $441,625, and in 2007 the three full-year non-employee directors were compensated a total of $263,270 in cash and stock. Not bad for part-time jobs!

We urge a vote for us instead of the Board nominees to bring some fresh ideas and revitalize the workforce. We can make TVI an exciting company again!

Nominee statements and required information for Messrs. Bender and Squires are presented below. Further information on Messrs. Bender are presented in a later section entitled “Participants in the Solicitation.”

STATEMENT BY ALLEN E. BENDER FOR BOARD OF DIRECTORS

I consent to my nomination to the Board of Directors of TVI Corporation, and if elected I agree to serve. I am not aware of any matters which would preclude such service.

I have no known family relationship with any current TVI officer or director, and I have had no financial transactions with the Company during the past year.

As of April 14, 2008, I owned 293,568 shares in an IRA account, and individually owned 1,090,350 shares of common stock of the Company.

My home and business address is as follows: 2411 Pimpernel Drive, Waldorf, MD 20603.

The following biographical summary is provided for information and public release:

“Allen E. Bender, age 77, is a retired Naval officer and small business executive with varied experience in marketing, management, and accounting. He has a Masters Degree in Finance from George Washington University.

His last position was CEO for seven years of TVI Corporation, a public company which trades on NASDAQ under symbol TVIN. He brought this company out of bankruptcy and into compliance with SEC requirements, worked with the FBI in convicting the previous CEO, and positioned the company as a leading supplier of decontamination systems and related products in the Homeland Defense market.

Prior to this employment Mr. Bender was employed as an independent hospital consultant specializing in hospital information systems. Clients included such companies as Computer Sciences Corporation, IBM, and Arthur Young. Prior to this he served in various capacities in the medical information systems industry including vice president of Health Data Corporation and Regional Marketing Manager for Searle Medidata Inc.

In his Naval career Mr. Bender served about ten years as an enlisted medical technician and about twelve years as a commissioned hospital administrator. He served two tours with the US Marine Corps including a combat tour in the Korean Conflict.”

I consent to being named as a nominee in the Proxy Statement.

STATEMENT BY JEFFREY L. SQUIRES FOR BOARD OF DIRECTORS

I consent to the nomination for membership on the TVI Corporation Board of Directors, submitted by Allen Bender. If elected I agree to serve conscientiously. I am not aware of any conflict or disability which would preclude my service.

I have no family relationship with any current TVI officer or director. I have had no financial transactions with the company during the past year, or for many years prior to that. I do have a past association with the company, which I will describe briefly below.

As of April 14, 2008, I owned 102,100 share of TVI Corporation common stock in a personal account maintained with an on-line broker.

My present home address is the following: 5745 Sherrier Place, N.W., Washington, D.C. 20016. My present business address is at my current law firm, SquiresLaw, PLLC, which as of that date will have its offices at 1850 “M” Street, N.W., Suite 280, Washington, D.C. 20036. My telephone number here is (202) 223-4500.

The following is a brief biography I am providing for your information and for use in connection with the forthcoming election:

“Jeffrey L. Squires, 62 years of age, is a practicing lawyer in Washington, D.C. He has practiced in Washington, D.C. for over 30 years. As of January 1, 2008, he is a principal in the firm SquiresLaw, PLLC with offices at 1850 “M” Street, N.W., Suite 280, Washington, D.C. 20036. Mr. Squires obtained a BA degree cum laude from Washington University in St. Louis, MO in 1968. He studied International Relations at the University of Chicago, and obtained his J.D. degree from the University of Wisconsin in 1973. He then began an uninterrupted career as an attorney, almost exclusively in private practice, in Washington, D.C. His primary areas of law practice are corporate and general business litigation and transactions.

Mr. Squires has a past association with TVI Corporation. In the mid-1990’s he was one of a group that was instrumental in removing a chief executive officer, who, it was subsequently established, had been engaged in a pattern of corrupt mismanagement of the company. For an ensuing period of approximately five years he served on the Board of Directors of the company, and further served as its outside legal counsel. At the end of the 1990’s he voluntarily resigned his position with the board, and within the year a newly constituted board selected another law firm as its outside counsel.

Mr. Squires was actively involved in the turnaround effort that for a period produced great improvement in the company’s operations and results shortly after his departure. He has had no position with the company since that time. The newly-reconstituted board appointed a new chief executive officer early in the millennium, and undertook operations and transactions that have led to the company’s current financial condition.”

I consent to being named as a nominee in the company’s proxy statement.

Board Proposal Two:  Seeks Approval of TVI Corporation 2008 Equity Incentive Plan

The Board is seeking stockholder approval for a new incentive plan to replace the current Incentive Option Plan which expired on May 7, 2008. The new plan is an “equity” incentive plan and can reward and motivate employees not only with stock and options but also with Stock Appreciation Rights, Phantom Stock, Performance Awards, and Restricted Stock Units. Key goals are to “align the interests of executives with those of stockholders,” and to enable the company to provide equity compensation and thereby conserve its cash resources. The new Plan is for ten years, and will reserve 3,250,000 shares of stock which should be sufficient “for at least the next three years.”

The Company’s present proposal for adoption of its 2008 Equity Incentive Plan (the “Plan”) should be rejected. While the Company should have an appropriate stock option plan to provide incentives for key employees, upon careful reading it is evident that the proposed Plan will most likely have the effect of enormous dilution of the interests of current shareholders.

As is evident from facts known to all, TVI is a small company, in very poor financial condition, fairly attributable to decisions made by current management over the past few years. Its current board and executives are being adequately compensated by any reasonable standard. — Compensation for non-employee directors has averaged about $75,000 per year. In my opinion, the salaries of TVI’s top executives is adequate for a company of its size and financial condition, and compares favorably with corporate and government salaries in the area for comparable responsibilities.

The Plan contains several provisions onerous to shareholder interests:

a.   In the event of a reverse split – Section 13.(a) provides that only such adjustments as the Plan Committee “deems appropriate and equitable in number, kind and price of shares covered” need be made to Options already issued. This could provide a windfall to holders of Options. All shares should be treated equally, and option shares reserved for management should receive no favoritism. The Company has indicated in its Form 10-K filed with SEC on March 20, 2008 that it is considering a reverse split.

b.    Section 2.(e) provides that any change of control in the Board over a 24 month period not approved by the Incumbent Board will constitute a “change in control” authorizing in Section 13.(b) the Plan Committee to “take such action as it deems appropriate and equitable” including acceleration or change of the exercise date. This could be a deterrent to any shareholder or acquisition initiative. The seating of a properly elected director should not be used to give more favorable terms to an already issued option.

c.   Section 4.(b) provides that an Option for as many as 500,000 shares of stock may be granted to any one employee each year. It appears that such large awards are quite possible since the Company states that the 3,250,000 shares reserved under the 10 year Plan are expected to be sufficient for the Company’s needs only “for at least the next three years.” I have proposed to the board that the maximum annual limit on individual awards should be no more than 200,000.

d.   Section 3.(b) authorizes the Plan Committee to delegate its authority to the CEO or other senior officer of the Company, and according to Section 3.(f) any Plan decisions by the Committee or its Delegate “shall be in the Committee’s or Committee Delegate’s sole and absolute discretion and shall be conclusive and binding upon all parties concerned, including the Company.” Additionally, Section 6.(e) grants power to the Committee to waive or modify Vesting Provisions at any time. As we are all taught, such absolute power has serious potential to corrupt.

This is all part of what appears to be a plan of current management not only to entrench itself through corporate governance measures, but also to reap the lion’s share of any economic benefit that may accrue to the shareholders should the Company’s current adverse economic situation – for which management bears significant responsibility – turn around. The Plan as proposed is not in the best interests of the shareholders. It is, to the contrary, a Plan for enriching present management. As evidence of this, note that in 2007 of some 1,260,000 options granted, all went to executives; not a single option was granted to an employee!

The effect of the Plan on current shareholders is potential dilution of almost 10 percent. There are currently 1,991,000 options outstanding (not all of which are in the money) which together with options that could be issued under the new plan, would constitute a significant overhang of prospective stock supply. Perhaps more importantly, the failure to recognize the importance of employees and give them an opportunity to participate in corporate success will tend to de-motivate and alienate the very people on whom that success depends.

Board Proposal Three: Seeks Ratification of Selection of Registered Independent Public Accountants for 2008

It doesn’t make any difference what you do. Stockholder approval is not required, but the Board “believed it appropriate to seek stockholder ratification” given the critical role of the accountants. However, the Audit Committee “retains discretion to select a new independent firm if the Audit Committee concludes such a change would be in the best interests of the Company and our stockholders.”

Modified Board Proposal Four: Stockholder Proposal to Declassify the Board of Directors

That Section 1( c ) of Article III of the By-laws of the Company be amended to eliminate classified three year terms for Directors and to provide for an annual election for one year terms; and to provide further that this provision will become effective immediately upon adoption, excepting only that the adoption of this amendment will not affect the unexpired terms of Directors elected to the board at or prior to the upcoming annual meeting at which this proposal is to be presented, and also provided that it may be changed thereafter only by affirmative vote of the Stockholders at a Stockholders meeting.

Discussion:

The Company originally objected to including my proposal on this subject in its filings, asking the SEC for a “no action” ruling if they omitted it from the Agenda. The SEC did not support the Company’s objection, and the Company included my original proposal in its 14A filing. I am submitting the amended proposal I finally submitted, amended per the suggestion of the SEC, as Modified Board Proposal Four.

If this proposal is approved. Section 1(c) of the current By-laws which establishes Classifies Terms would simply be deleted.

My reasons were included, and the Company’s objections have been given in the Company’s 14A filing. Support for my proposal will help ensure the Board’s responsiveness to the interests of shareholders. An effective Board will always be re-elected; these classified schemes to which I am objecting serve to protect and entrench bad Boards.

While currently approximately one-third of directors must be re-elected each year, it is my opinion that having all directors come before the shareholders each year for re-election at the annual meeting will increase accountability. Shareholders can “rate” directors by withholding votes, and directors will have more current input of the level of satisfaction among shareholders with their board. I believe three year terms tend to encourage complacency. While a director not up for re-election could be removed, under Maryland law directors serving a classified term can only be removed for cause. To remove such a director, shareholders would first have to prove cause, presumably in a court of law, and then would have to conduct an opposition solicitation to obtain enough votes. Even then, it is the Company’s position that such shareholder proposals need not be on the Agenda, need not be permitted from the floor, and if permitted and approved need not be binding on the Board.

Bender Proposal 5: Election Methodology for Directors

That the provisions of the By-laws concerning election of directors be amended as follows and that this provision will become effective immediately upon adoption and that it may be changed only by affirmative vote of the Stockholders:

a.   that Section 6 (a) of Article II of the By-laws be amended to provide that the exception of election of directors from the requirement of a majority vote by Stockholders applies only to contested elections and that contested elections shall be determined by Plurality vote.

If amended the By-laws provision would read as follows:

“Section 6 -Voting
a) Except as otherwise provided by statute or by the Articles of Incorporation, any corporate action, other than election of directors in a contested election which shall be determined by

Plurality vote, to be taken by vote of the Stockholders shall be authorized by a majority of votes cast at a meeting of Stockholders by the holders of shares entitled to vote thereon.”

Discussion:

Section 1 (b) of the By-laws states that directors “shall be elected by a majority of the votes cast at a meeting of Stockholders” but Section 6 (a) of Article II requires a majority vote of Stockholders to enact corporate action “other than the election of directors.” The Board has decided to observe this latter provision and employs “plurality vote” to determine director elections. My proposed amendment would clarify that the exception from a majority vote requirement applies only to contested elections.

Under plurality vote the candidate receiving the most votes wins, even if there is but one candidate. Thus, since the Board nominates only one candidate per director vacancy, and since any other nominations are largely prohibited, the Board candidate cannot lose under the plurality vote system. A Board nominee will be elected even he receives only one vote and Stockholders withhold the entire remaining millions of votes. Even a large majority of outstanding shares could never unseat the nominee of an entrenched Board. Such an election scheme is essentially a waste of time and paper, and prevents any accountability to the Stockholders of either individual directors or the Board as a whole. Plurality vote is only appropriate when there is more than one candidate.

Other nominations are largely prohibited because such nominations may be a basis for exclusion by the Board from the Agenda under SEC Rule 14a-8. Nominations under Maryland law and Company By-laws would then require an Opposition Solicitation to be filed with the SEC in order to present to and obtain proxies from shareholders. Nominations from the floor are essentially meaningless since the Company would be expected to vote against the nominee and the only votes possible for the nominee would be supporters actually present at the meeting.

The effect for shareholders would be that withholding a vote for a director would now have meaning. If a majority of votes are withheld the director would fail election.

Bender Proposal 6:  Requirements for Special Meeting

That the provisions of Section 2 of Article II of the By-Laws of the Corporation relating to Special Meetings called by the Stockholders be amended to provide that a Special Meeting may be called by 25% of outstanding shares on a beneficial ownership basis.

Discussion:

Maryland law specifies that 25% of the shares outstanding may call for a Special Meeting, but authorizes corporations to set a higher requirement not exceeding a majority. The By-laws require a written demand of a majority of outstanding stock to call a special meeting, the highest possible amount permitted under Maryland law.

Obtaining the consent of a majority of the outstanding shares for a special meeting would necessarily require contacting a huge number of TVI stockholders. Such an effort would require a great deal of time and money, and the incumbent Board would might well decline - it has done so in the past - to provide a list of street name stockholders (on the Record Date 27,881,405 or 82% of the outstanding shares are held in brokerage accounts in street name). The Company declined to provide a street name list to a formal request submitted by me last year, and even after notice of my proposals the initial position of the company was to deny my request. I have been given the list only after filing an Opposition Proxy Solicitation with the SEC. Further, such effort would fall under significant SEC regulatory requirements, making the effort even more difficult and costly. The SEC requirements would require the filing of a Schedule D if the shareholder group owned 5% or more of the outstanding stock, and an Opposition Proxy Solicitation if more than ten shareholders were involved.

These impediments imposed by the 50% plus one requirement prevent the Stockholders from asserting any influence over the Board’s leadership and policies, and effectively provide the Board immunity from accountability to the Stockholders. The effect of reduction in shares required from 50% to 25% would be simply to make it easier for Stockholders to propose actions via a Special Meeting. The result would be only a meeting, any meeting proposal would still be subject to normal Stockholder approval, and the Meeting would still be under control of the Board.

Both Maryland law and the By-laws provide that a quorum for a meeting is a majority of the outstanding stock, and that only a majority vote of those voting is required to take a corporate action. Thus, the majority to enact corporate business could be as little as 25% plus one of the outstanding shares. To require a majority of all outstanding stock simply to call a special meeting is an unnecessarily stringent requirement.

If Proposal 3 passes a special meeting of Stockholders could be called in the future by the written request of 25% of the outstanding stock on a beneficial ownership basis.

I believe that the effect of this change would be positive for shareholders in that a meeting for special purposes could be initiated by a shareholder group without waiting for the annual meeting. The potential for a shareholder initiated meeting could encourage the Board to be more open to shareholders and more sensitive to their concerns.

Bender Proposal 7:  Requirement for Special Meeting Date

That an Article be added to the Charter requiring the Board to set a meeting date within 60 days after receiving a valid request for a Special Meeting as follows:

ARTICLE:  The Board shall set the Record Date no later than ten calendar days after, and the Meeting Date no later than 60 calendar days after the date of the receipt of the demand for a Special Meeting which meets the requirements set forth in the By-laws.

Discussion:

Under Maryland law the Board has full authority to set the Record Date for and the time and place of special meetings. However, Maryland law also provides that a Corporation may include in its Charter any provision not inconsistent with law that defines and limits the powers of its directors. Allowing the Board unlimited discretion in setting record and meeting dates invites abuse and could defeat the whole purpose of the special meeting.

This provision would simply establish a limit on the time the Board could delay calling a special meeting. The Board would still have authority to set the time, date, and place, but would have to do so within a reasonable period of time. In a situation dictating the intervention of Stockholders via a Special Meeting it is clear that Stockholder interests would necessitate a timely meeting.

Bender Proposal 8: Action by Written Consent

That the Charter of the Corporation be amended to add authority for a majority of Stockholders to approve a corporate action by written consent in lieu of a meeting, and that if approved, the corporate By-laws be amended to reflect this change. The Charter would be amended to include the following provision as taken directly from the Maryland Law:

“TENTH: To the full extent provided by and in accordance with the Maryland General Corporation Law as in effect on the date hereof or as may be amended hereafter concerning Informal Action By Stockholders, any lawful act of the Stockholders which could be taken at an Annual or Special Meeting may be taken by the written consent of Stockholders entitled to vote generally in the election of directors if such Stockholders are eligible to cast the minimum number of votes to approve the action at a stockholder meeting if the Corporation gives notice of the action to each holder of common stock not later than 10 days after the effective date of the action.”

Discussion:

Maryland law provides that the charter of a corporation may include authority for Informal Action By Stockholders as cited in the above proposed Charter amendment., but TVI’s current Charter contains no provision for such Informal Actions.

Action by written consent of a majority of stockholders is a valuable stockholder right, and in appropriate situations can avoid the delay and costs of a formal meeting. Maryland law requires that all Stockholders be given a written notice of the action taken within 10 days, and the SEC generally requires that the notice comply with Proxy Statement provisions. Thus, all Stockholders will be fully apprised of any action taken.

Since it is unlikely that 100% of Stockholders will ever be present at a meeting, and a majority of those attending can enact any proposal, the requirement for approval by a majority of outstanding shares imposed by this Charter Amendment for majority approval is much more stringent than approval requirements at Stockholder meetings.

Maryland law also contains authority for written consent by unanimous approval of Stockholders, and requires only that consents be obtained within a 60 day period and that the document be filed in the records of stockholder meetings. Section 6 (d) of Article II of the current By-laws implements this provision by providing for a written resolution approved by 100% of outstanding shares.

It is likely literally impossible to obtain 100% stockholder approval within 60 days since some Stockholders may be out of the country, dead, or not locatable. Further, a single Stockholder owning one share of stock could block any action by all other Stockholders combined. Thus, a provision for a Unanimous Consent for a large public company is meaningless.

Bender Proposal 9: Election not to be Subject to Subtitle 3-8

That the Charter of the Corporation be amended as follows, to include a provision that the Corporation elects not be subject to Subtitle 3-8 of the Maryland General Corporation Law.

“ELEVENTH: The Corporation shall be prohibited from electing to be subject to any and all of the provisions of Subtitle 3-8 as in effect on the date hereof or as may be amended hereafter concerning unsolicited takeovers.”

Discussion:

Subtitle 3-8 of the Maryland law, commonly referred to as the Maryland Unsolicited Takeovers Act or MUTA, grants authority to the Board to invoke the provisions of the Subtitle at any time and for any reason, and these provisions supercede any contrary provision of the corporation’s By-laws or Charter. While MUTA is usually presented as applying to a hostile or unwanted tender offer, the Subtitle’s applicability is sufficiently broad as to apply to an effort by a group of Stockholders to elect a controlling number of directors. MUTA is now widely recognized as a mechanism that can be employed by a corporate board for the primary purpose of entrenching itself and insulating itself from shareholder oversight.

When MUTA is invoked by a resolution of the Board the Company’s Charter and By-laws are superceded and several specific protections for the incumbent Board may be activated as follows:

a.  a Classified director system providing for Three Year director terms

b.  a requirement for at least a two-thirds vote to remove a director

c.  authority for the Board to set any size board it wishes and then to fill any vacancies resulting from an increase in board size

d.  a requirement for a majority of outstanding shares to call a special meeting

These provisions of MUTA take from the Stockholders their right to establish a Charter and By-laws for governance of their Company, and gives that power to the incumbent Board.

Note that there does not have to be a hostile tender offer to acquire the company for the Board to invoke MUTA. It can be done at any time in the Board’s complete discretion, as evidenced by the recent action of the TVI Board in electing coverage under MUTA for no apparent reason.

Maryland law gives the right to Stockholders to deny the power of the Board to invoke the provisions of MUTA by including such a provision in its Charter. My proposed Charter Amendment above is taken directly from the Maryland law to preserve this right to Stockholders.

Bender Proposal 10:  Equal Rights for All Shares

That the Charter of the Corporation be amended to add the following paragraph at the end of Article Fourth concerning authority to issue stock:

“Provided further that the terms, rights, and conditions for each share of stock in any class or series of stock so classified, reclassified, or issued shall be the same as for all other shares in the class or series regardless of ownership.”

Discussion:

Maryland law authorizes boards of corporations to adopt a Shareholder Rights Plan and to issue right, warrants, and options which may be voided if owned by a designated person or class of persons under specified circumstances. The law does not specify any circumstances nor place any limitations. This is the so-called “poison pill” which enables boards to issue rights to Stockholders and then void those held by any person or group defined in and under circumstances specified in the Plan. Typically presented as a measure to ensure that all Stockholders are treated equally in an unfriendly takeover, it can be also be used against a group of Stockholders attempting to replace a majority of the board or to call for a special meeting to elect a new board.

The TVI Board adopted such a Shareholder Rights plan in December 2003. As filed with the SEC, the Plan is 31 pages long, there is a 7 page Articles Supplementary to the Charter, and several more pages of exhibits and forms. Under the Plan, the Board has declared a dividend for each share of common stock of the Right to purchase, when the Rights become exercisable, one one-hundredth of a Preferred Share for $6.00. The Rights become exercisable generally when any individual or group “Acquiring Person” (including shareholders) owns 15% or more of the Company’s common stock on terms or conditions not approved by the Board. The Board may then cancel the Rights on all stock owned by the Acquiring Person individual or group.

The threat of this Poison Pill weapon is a huge deterrent to TVI stockholders who might wish to challenge the incumbent Board’s leadership and policies. If implemented against them these Stockholders would not only suffer a substantial loss but also would probably have their stock positions so diluted that they would lose the voting power to call for a special meeting. As noted by the Board in its filing with the SEC “The Rights will cause substantial dilution to a person or group that acquires 15% or more of the Company’s stock on terms not approved by the Company’s Board of Directors.”

This threat can create a cloud on the value of stock, can discourage the acquisition of large blocks of TVI shares, can discourage acquisition offers or reduce the payment offered to stockholders, and prevents stockholders from organizing to replace an entrenched board. It clearly is not for the benefit of Stockholders.

This proposal is not in conflict with the section of law that gives a board the authority to adopt terms and conditions of stock issued under a Stockholder rights plan. That section specifically states that a board can only issue stock which is authorized in the Charter, and this provision simply specifies the kind of stock the Stockholders have approved for issuance. Further, termination of the Plan would not breach any agreements or cause negative consequences since the Rights have not become exercisable and have never been issued.

Bender Proposal 11:  Reimbursement of Stockholder

That Allen Bender, the stockholder submitting these proposals, be reimbursed for reasonable out-of-pocket costs incurred in the effort to present these matters to the Stockholders.

Discussion:

The proposals made by Mr. Bender are legitimate under both Maryland law and the Company’s By-laws, and represent important governance issues that Stockholders should be entitled to vote. I carefully followed the By-laws requirements, complied with the instructions of last year’s Proxy Statement, and complied with SEC word limits. It was my expectation that the Company would honor these procedures and place mys proposals on the Agenda. In such case there would have been no costs, except what the Company might have charged for the additional printing.

Instead, the Company has declined, and has raised various legal arguments against inclusion of my proposals on the Agenda. I have been threatened with lawsuits and complaints to authorities, and warned to “Proceed at your own peril.” I had no choice but to obtain legal counsel for my own protection.

The Company objected to including the one proposal which I had submitted under the provisions of SEC Rule 14a-8, having its outside law firm write a six page letter to the SEC in opposition. The SEC rejected the Company’s arguments, provided that I made a modest change in the proposal which I had already proposed to do.

The Company then filed its preliminary Proxy Solicitation, noting that it had retained a proxy services firm. It made no mention of the nominations of Mr. Squires and myself. It mentioned that it had received my proposals, that it opposed them, and stated that shareholders in granting the Company their proxy were automatically authorizing the Company to vote against the proposals if I were successful in introducing them from the floor. My proposals were not described, and there was no way for a shareholder to disagree with the Board. My only possible way to notify shareholders of my proposals and nomination and to solicit votes was to file an Opposition Proxy Solicitation with the SEC which I did. This required me to obtain the assistance of more legal assistance and of a proxy services firm.

I am convinced that all shareholders will benefit from these changes, and that it is both fair and an acceptable practice. Thus, I hope you will support my request for reimbursement. My estimated total costs for legal and proxy service fees is $110,000.

I note that the Company has estimated its fees for proxy services alone will be $100,000. All these expenses could have been - and in my opinion should have been - avoided if the Company had been willing to present my proposals and the nominations to the Stockholders for a fair vote.

I have done all that I could to avoid the effort and expense that is required in this proxy contest. I have proposed a compromise resolution in which I withdrew several of my proposals including those most objectionable to the Board trying to avoid this contest. Only after the Board had filed its final Proxy statement did it respond with a counter offer - a Board seat to me for one year, no changes in the Option Plan, withdrawal of all my proposals, and payment of part of my expenses. It was a token offer which I could not accept.

OTHER PROPOSALS

I am not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is Mr. Bender’s intent to vote the Blue proxy on such other matters consistent with the positions set forth herein and in accordance with his best judgment.

VOTING PROCEDURES

According to the Company’s Proxy Statement, the voting procedures are as set forth below.

Who May Vote

Stockholders of record at the close of business on April 14, 2008, the Record Date, are entitled to vote during the Annual Meeting and may cast one vote for each share of Common Stock held on the Record date on each matter that may properly come before the meeting. On the Record Date, there were 33,922,124 shares of Common Stock issued and outstanding.

As explained in in the detailed instructions on your Blue proxy card, there are two ways you may vote. You may:

1.  Sign, date and return the enclosed Blue proxy card in the enclosed postage-paid envelope. I recommend that you vote on the Blue proxy card even if you plan to attend the Annual Meeting; or

2.  Vote in person by attending the Annual Meeting. If you hold your shares through a broker, bank, or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the Annual Meeting.

Whether or not you are able to attend the Annual Meeting you are urged to complete the enclosed Blue proxy card and return it in the enclosed self-addressed, prepaid envelope. All valid proxies received prior to the meeting will be voted. If you specify a choice with respect to any item by marking the appropriate box on the proxy, the shares will be voted in accordance with that specification.

IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED (1) “FOR” ALLEN E. BENDER AND JEFFREY L. SQUIRES AS CLASS A DIRECTORS, (2) “AGAINST” APPROVAL OF THE 2008 EQUITY INCENTIVE PLAN, (3) “FOR” RATIFY SELECTION OF STEGMAN & CO AS INDEPENDENT ACCOUNTANTS FOR 2008, (4) “FOR” PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS, (5) “FOR” BY-LAWS AMENDMENT TO CHANGE ELECTION METHODOLOGY FOR DIRECTORS, (6) “FOR” CHARTER AMENDMENT TO CHANGE REQUIREMENT FOR SPECIAL MEETING, (7) “FOR” CHARTER AMENDMENT TO CHANGE REQUIREMENT FOR SPECIAL MEETING DATE, (8) “FOR” CHARTER AMENDMENT TO CHANGE REQUIREMENT FOR ACTION BY WRITTEN CONSENT, (9) “FOR” CHARTER AMENDMENT TO ELECT NOT TO BE SUBJECT TO SUBTITLE 3-8, (10) “FOR” CHARTER AMENDMENT TO REQUIRE EQUAL RIGHTS FOR ALL SHARES, (11) “FOR” PROPOSAL TO REIMBURSE STOCKHOLDER FOR PROXY EXPENSES, AND (12) IN THE PROXY HOLDER’S DISCRETION AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

If you have any question or require any assistance in executing you proxy, please call:

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (800) 347-4750
Banks and Brokers Call Collect: (212) 269-5550

Vote Required

The holders of a majority of the issued and outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the two nominees for directors who receive the highest number of votes of the votes cast will be elected. For these purposes, abstentions and “broker non-votes” will not be counting as voting for or against the proposal to which it relates. The affirmative votes of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to approve each of the other proposals and to take action on such other matters as may properly come before the meeting. In addition, pursuant to the New York Stock Exchange rules, the total votes cast on Proposal 2 (the Equity Incentive Plan) must equal or exceed 50% of all shares entitled to vote on the proposal. Shares represented by proxies marked “abstain” with respect to these matters will be treated as votes and will have the same effect as a vote “against” these matters.

How You May Change Your Vote

Any proxy given by a stockholder may be revoked at any time prior to its use by the execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of the Company.

PROXY PROCEDURES

IN ORDER FOR YOUR VIEWS TO BE REPRESENTED AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED Blue PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

The accompanying Blue proxy card will be voted at the Annual Meeting in accordance with your instructions on such card.

Only holders of record as of the close of business on the record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you will retain your voting rights at the Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record date, or grant a proxy to vote such shares on the Blue proxy card, even if you sell such shares after the Record date.

IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE, OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE Blue PROXY CARD AS SOON AS POSSIBLE.

REVOCATION OF PROXIES

Any stockholder of record may revoke or change his or her proxy instructions at any time prior to the vote at the Annual Meeting by:

- submitting a properly execute, subsequently dated Blue proxy card that will revoke all prior proxy cards, including any Company proxy cards which you may have submitted to TVI;

- attending the Annual Meeting and withdrawing his or her proxy by voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy); or

- delivering written notice of revocation either to the Secretary of TVI at the address provided by TVI on the Company Proxy Statement or to Allen Bender, c/o D. F. King & Co, Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 (which will then be delivered to the Secretary of TVI).

Please note that if your shares are held in “street name” by a bank, broker, or bank nominee, you must follow the instructions provided by such bank, broker, or bank nominee to vote or revoke your earlier vote.

Although a revocation is effective if delivered to TVI, it is requested that the original or a copy of any revocation be mailed to Allen Bender, c/o D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, NY 10005 so that we will be aware of such revocations.

IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED A COMPANY PROXY CARD, WE URGE YOU TO REVOKE IT BY (1) SIGNING, DATING AND RETURNING THE Blue PROXY CARD, (2) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON, OR (3) DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY OR TO D. F. KING.

SOLICITATION OF PROXIES

Mr. Bender has retained D. F. King & Co., Inc., (D. F. King) to conduct the solicitation, for which D. F. King is to receive a fee not to exceed $50,000, plus reimbursement for its reasonable out-of-pocket expenses. Proxies may be solicited by mail, courier services, Internet, advertising, telephone or telecopier, or in person. It is anticipate that D. F. King will employ approximately 15 persons to solicit proxies from TVI stockholders for the Annual Meeting. The estimated total costs in furtherance of, or in connection with, the solicitation of proxies is $50,000 to date, and is estimated to be $110,000 in total.

In addition, Messrs. Bender and Squires may also participate in the solicitation of proxies. They will not receive any compensation for assisting in the solicitation of proxies.

Mr. Bender intends to seek reimbursement from TVI upon completion of the solicitation of all expenses incurred in connection with the solicitation of proxies. He has elected to submit the question of such reimbursement to a vote of the stockholders of TVI.

PARTICIPANTS IN THE SOLICITATION

Allen Bender and Jeffrey Squires are the only two participants in the solicitation of proxies contemplated hereby, Mr. Bender as sponsor of the solicitation and director nominee, and Mr. Squires as a director nominee (both “Nominees”). They are collectively referred to herein as “Participants”.

For information regarding the age, business address, principal occupation or employment of Messrs. Bender and Squires please see Proposal 1 - Election of Two Class A Directors.

Each Participant has an interest in the election of directors and adoption of additional proposals at the Annual Meeting only indirectly through beneficial ownership of Common Stock of TVI.

Other than as disclosed in this Proxy Statement, there are no arrangements or understandings between the Nominees and any other person with respect to their nominations.

Other than as disclosed in this Proxy Statement, including any Annexes hereto:

1.  During the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);

2.  No Participant is, or was within thge past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, option arrangements, puts or calls, guarantees against losses or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

3.  No Participant or any associate of Participant has engaged in or had a direct or indirect material interest in any transaction, or series of similar transactions, since January 1, 2007, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000;

4.  No Participant or associate of Participant has any arrangement or understanding with any person (a) with respect to any future employment by the Company or its affiliates, or (b) with respect to future transactions to which the Company or any of its affiliates will or may be a party;

5.  No person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected (including, without limitation, any Participant), has a substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted on at the Annual Meeting; and

6.  No Participant has any substantial interest, by security holding or otherwise, in any matter to be acted upon at the Annual Meeting, other than election to office (the Nominees may be deemed to have an interest in their nomination for election as directors to the Board by virtue of the compensation the Nominees will receive from the Company as directors, if elected to the Board).

For purposes of the foregoing, the term “associates” shall have the meaning as that term is defined in Rule 14a-1 of Regulation 14A under the Exchange Act.

ADDITIONAL INFORMATION

The Company is subject to the periodic requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements, and other information filed by the Company with the SEC may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request to the SEC, Public Reference Section, 100 F Street N.E., Washington, DC 20549, at prescribed rates.

The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements, and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.

Mr. Bender has omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company Proxy Statement. Such disclosure includes, among other things, information regarding securities of TVI beneficially owned by TVI’s directors, nominees, and management; certain shareholder’s beneficial ownership of more than 5% of TVI’s voting securities, information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2009 annual meeting of stockholders of TVI and for consideration for inclusion in the proxy material for that meeting. Please refer to the Company Proxy Statement for such information. Mr. Bender takes no responsibility for the accuracy or completeness of information contained in the Company Proxy Statement.

Copies of this proxy Statement will be provided without charge to stockholders upon request to D. F. King at the address or telephone number set forth below under the heading “IMPORTANT NOTE”.

May 23 , 2008

ALLEN E. BENDER

IMPORTANT NOTE

1.  If your shares are held in your own name, please mark, date, sign and mail the enclosed “bender” proxy card to the Proxy Solicitor, D. F. King, in the prepaid envelope provided.

2.  If your shares are held by a brokerage firm, bank nominee, or other institution, only it can vote such shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a Blue proxy card to be signed representing your shares.

3.  If you have already submitted a Company proxy card to TVI or the TVI Proxy Solicitor for the Annual Meeting, you may change your vote by marking, dating, signing, and returning the enclosed Blue proxy card, which must be dated after the date of any proxy you may have submitted to the Company. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT AT THE ANNUAL MEETING.

If you have any questions or require any assistance, please call:

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders Call Toll-Free: (800) 347-4750
Banks and Brokers Call Collect: (212) 269-5550

PROXY CARD

TVI CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY
ALLEN E. BENDER

The undersigned hereby appoints and constitutes Allen E. Bender and Jeffrey L. Squires, or either of them as proxy to represent the undersigned at the Annual Meeting of Stockholders of TVI Corporation (TVI) to be held at 10:00 am local time on Thursday, June 10, 2008 at the Company’s headquarters located at 7100 Holladay Tyler Road, Glenn Dale, Maryland, and at any adjournment or postponement thereof or any meeting held in lieu thereof, hereby revoking any proxies previously given, to vote all shares of Common Stock of TVI held or owned by the undersigned as directed below, and in his discretion upon such other matters as may come before the meeting.

If no direction is made with respect to a proposal, this proxy will be voted as follows with respect to any such proposal: (1) “For” Allen E. Bender and Jeffrey L. Squires as Class A directors, (2) “Against” Approval of the 2008 Equity Incentive Plan, (3) “For ” Ratify Selection of Stegman & Co as Independent Accountants for 2008, (4) “For” Proposal to Declassify the Board of Directors, (5) “For” By-laws Amendment to Change Election Methodology for Directors, (6) “For” Charter Amendment to Change Requirement for Special Meeting, (7) “For ” Charter Amendment to Change Requirement for Special Meeting Date, (8) “For” Charter Amendment to Change Requirement for Action by Written Consent, (9) “For” Charter Amendment to Elect Not to Be Subject to Subtitle 3-8, (10) “For” Charter Amendment to Require Equal Rights for all Shares, (11) “For” Proposal to Reimburse Stockholder for Proxy Expenses, and (12) In the Proxy Holder’s Discretion as to Other Matters That May Properly Come Before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT – PLEASE VOTE YOUR PROXY TODAY.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

PROXY SOLICITED BY ALLEN E. BENDER

YOUR VOTE IS VERY IMPORTANT

Please take a moment now to vote your shares of

Common stock for the upcoming Annual Meeting of Stockholders

PLEASE DETACH PROXY CARD HERE
AND RETURN IN THE ENVELOPE PROVIDED

Modified Board Proposal 1: Election of Two Class A Directors

Allen E. Bender	☐	For	☐	Withhold Authority
Jeffrey L. Squires	☐	For	☐	Withhold Authority

Board Proposal 2: Approval of the 2008 Equity Incentive Plan

☐	For	☐	Against	☐	Abstain

Board Proposal 3: Ratify Selection of Stegman & Co as Independent Accountants

☐	For	☐	Against	☐	Abstain

Modified Board Proposal 4: Stockholder Proposal to Declassify Board of Directors

☐	For	☐	Against	☐	Abstain

Bender Proposal 5: Amend By-laws to Change Election methodology for Directors

☐	For	☐	Against	☐	Abstain

Bender Proposal 6: Amend B-laws to Change Requirement for Special Meeting

☐	For	☐	Against	☐	Abstain

Bender Proposal 7: Amend Charter to Change Requirement for Special Meeting Date

☐	For	☐	Against	☐	Abstain

Bender Proposal 8: Amend Charter to Change Requirement for Action by Written Consent

☐	For	☐	Against	☐	Abstain

Bender Proposal 9: Amend Charter to Elect Not to Be Subject to Subtitle 3-8

☐	For	☐	Against	☐	Abstain

Bender Proposal 10: Amend Charter to Require Equal Rights for All Shares

☐	For	☐	Against	☐	Abstain

Bender Proposal 11: Authorize Reimbursement of Stockholder for Proxy Expenses

☐	For	☐	Against	☐	Abstain

Please sign exactly as your name(s) appear(s) hereon. If shares are issued in the name of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation or other company should be signed in its name by its authorized officers. Executors, administrators, trustees and partners should indicate their positions when signing.

________________________________	__________________, 2008
Signature(s) of Stockholder(s)

Signature (if held jointly)	___________________________________

Title(s) if any	___________________________________